Exhibit 10.3

THIRD AMENDMENT TO THE

NEWELL RUBBERMAID INC.

2008 DEFERRED COMPENSATION PLAN

THIS THIRD AMENDMENT (this “Amendment”) to the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (the “Plan”) is made as of the effective date set forth herein by the Newell Operating Company U.S. Benefits Administration Committee (the “BAC”). All capitalized terms used but not defined herein shall have the same meanings set forth in the Plan.

W I T N E S S E T H:

WHEREAS, Newell Brands Inc. (the “Company”) sponsors and maintains the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (the “Plan”); and

WHEREAS, under Section 8.1 of the Plan, the BAC may amend the Plan at any time to ensure that the Plan complies with the requirements of Section 409A of the Internal Revenue Code, provided that such amendments do not materially increase the benefit costs of the Plan to the Company; and

WHEREAS, the BAC now desires to amend the Plan to (i) clarify the definition of “Change in Control” and (ii) update the Change in Control termination provisions in connection with such clarification.

NOW, THEREFORE, the Company hereby amends the Plan as set forth herein effective as of the date hereof.

1. The definition of “Change in Control” in Article I of the Plan is amended to read, in its entirety, as follows:

“Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, and/or any other member of the Affiliated Group, within the meaning of Section 409A of the Code.

2. Section 8.2(b) of the Plan is amended to read, in its entirety, as follows:

(b) Change in Control. The Company shall have the authority, in its respective sole discretion, to terminate the Plan in connection with the Change in Control of any member of the Affiliated Group who is a participating affiliate, with respect to each Participant who experiences such Change in Control (each an “Affected Participant”), and pay each Affected Participant’s entire vested Account to the Affected Participant or, if applicable, his Beneficiary (or Beneficiaries) pursuant to an irrevocable action taken by the Board, or its designee, within the thirty (30) days preceding or the twelve (12) months following the Change in Control. Notwithstanding the foregoing, the provisions of the preceding sentence shall only apply if:

(i) all other agreements, methods, programs, and arrangements sponsored by the Affiliated Group member (or any entity which would be considered to be a single employer with the Affiliated Group member under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event and with respect to which deferrals of compensation, together with deferrals of compensation under the Plan, are treated as having been deferred under a single plan under Section 409A of the Code, are also terminated with respect to each participant therein who experienced the Change in Control event (the “Change in Control Participant”), and

(ii) each Affected Participant and each Change in Control Participant is paid all amounts of compensation deferred under the Plan and all other such terminated agreements, methods, programs, and arrangements within twelve (12) months of the date the Board, or its designee, (and, as applicable, any entity which would be considered to be a single employer with the Affiliated Group member under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the Plan and such other agreements, methods, programs, and arrangements.

IN WITNESS WHEREOF, the BAC has caused this Amendment to the Plan to be executed by its duly authorized representative.

Newell Operating Company U.S. Benefits Administration Committee

Dated: December 19, 2018	By:	/s/ Randy Michel